UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:  April 27, 2005

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware		04-2743260
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification Number)

0-20584
(Commission File Number)

22 Cherry Hill Drive
Danvers, MA 01923
(Address of Principal Executive Offices, including Zip Code)

(978) 777-5410
(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We are filing this amendment to amend our Current Report on Form 8-K filed on May 3, 2005.  This amendment is being filed solely to add a caption referencing Item 3.02 of Form 8-K and to add a sentence referencing the exemptions from registration we will rely upon in issuing shares of our common stock in our proposed acquisition of Impella Cardiosystems AG.

Item 1.01               Entry into a Material Definitive Agreement and

Item 3.02               Unregistered Sales of Equity Securities

On April 27, 2005, we executed a share purchase agreement, dated as of April 26, 2005, with Impella Cardiosystems AG, a German corporation, the stockholders of Impella, and Accelerated Technologies, Inc. as stockholders’ representative, providing for the acquisition by us of all of the outstanding capital stock of Impella.  We did not previously have a material relationship with the parties to the agreement.  Impella manufactures and commercializes the world’s smallest, minimally invasive, high performance micro blood pumps with integrated motors and sensors for use in interventional cardiology and heart surgery.  These circulatory assist devices are used by cardiologists in the catheterization (cath) lab and are inserted percutaneously into patients, similar to a standard balloon pump procedure, in order to help restore blood flow.  The full text of the press release we issued on April 27, 2005 announcing the transaction is attached as Exhibit 99.1 to this report and incorporated herein by reference.

The share purchase agreement provides that we will issue approximately 4.04 million shares of our common stock to the Impella stockholders.  We will also be paying cash in the amount of approximately $1.8 million for the cancellation of all currently outstanding convertible securities of Impella and the payment of some transaction expenses of Impella.

In addition, the agreement provides that we may make additional contingent payments based on our future stock price performance and additional milestone payments related to FDA approvals and unit sales of Impella products.  In general, if our stock price is between $15 and $18 as of the 18 month anniversary of the closing date, based on the daily volume weighted average price per share for the 20 trading days prior to such date, we will issue additional consideration equal to the difference between $18 and such average stock price, times $4,200,000.  For example:

•                  if the average stock price on the 18 month date is $16, we will be obligated to pay additional consideration of approximately $8.4 million,

•                  if the average stock price on the 18 month date is $17, we will be obligated to pay additional consideration of approximately $4.2 million, and

•                  if the average stock price on the 18 month date is outside of the $15 to $18 range, we will not be obligated to pay any additional consideration.

This payment may be made, at our option, by any combination of cash or stock.  In addition, there are provisions that will reduce this amount to the extent that the Impella stockholders have, prior to the 18 month date, sold any of the approximately 4.04 million shares we will issue to them at the closing.

In addition to the payments described above related to the average stock price on the 18-month date, we have also agreed, subject to certain exceptions based on future stock price performance that are set forth in the definitive agreement, to make additional payments of up to $16.75 million based on the following milestones:

•                  upon FDA approval of Impella’s 2.5 liter pump system, a payment of $5,583,333,

•                  upon FDA approval of Impella’s 5.0 liter pump system, a payment of $5,583,333, and

•                  upon the sale of 1,000 units of Impella’s products worldwide between the closing and December 31, 2007, a payment of $5,583,334.

These milestone payments may be made, at our option, by a combination of cash or stock, except that no more than an aggregate of $15 million of these milestone payments may be made in the form of stock.  In addition, the agreement specifically provides that under no circumstances will we deliver or be obligated to deliver a number of shares of our stock that would require that our stockholders would be or would have been required to approve this transaction under applicable Nasdaq rules or other securities laws.

In general, except with our consent or with respect to certain permitted non-sale transfers, the shares we are issuing in this transaction are subject to the following lock-up restrictions:

•                  none of the shares may be sold or transferred prior to the six month anniversary of the date they are issued, and

•                  only half of the shares may be sold or transferred prior to the one year anniversary of the date they are issued.

In connection with the closing of the transaction, we will enter into a registration rights agreement with the Impella stockholders, providing, among other things, that we will register the shares we issue in the transaction on Form S-3.  We will issue the shares in reliance on the exemptions from registration available under Regulation S and Rule 506 of Regulation D.

The share purchase agreement also contains representations and warranties customary for transactions of this size and nature.  Of the shares issued in the transaction, 210,000 shares will be held in escrow for 18 months for the purpose of partially securing any amounts payable to us by the Impella stockholders as a result of the indemnification provisions in the agreement.  Subject to the satisfaction or waiver of customary closing conditions, we expect that the acquisition will close in May of 2005.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

*99.1	Press release dated April 27, 2005

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

	By:	/s/ Charles B. Haaser
Charles B. Haaser

Controller

Principal Accounting Officer
Principal Financial Officer

Date: May 9, 2005